Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

WaveDancer, Inc.

The undersigned, for the purposes of incorporating and organizing a corporation under the Delaware General Corporation Law (“DGCL”), do execute this certificate of incorporation and do hereby certify as follows:

ARTICLE I
NAME OF THE CORPORATION

The name of the corporation is WaveDancer, Inc. (the "Corporation").

ARTICLE II
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III
BUSINESS PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV
CAPITAL STOCK

Section 4.01    Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 101,000,000 shares, of which 100,000,000 shares shall be shares of common stock having a par value of $0.001 per share ("Common Stock") and 1,000,000 shares shall be shares of preferred stock having a par value of $0.01 per share ("Preferred Stock").

Section 4.02    Common Stock. Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the "Board of Directors") with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

Section 4.03    Preferred Stock. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)    the designation of the series;

(b)    the number of shares of the series;

(c)    the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(d)    whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(e)    whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(f)    whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;

(g)    the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(h)    the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(i)    the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(j)    any other relative rights, preferences, and limitations of that series.

ARTICLE V
INCORPORATOR

The incorporator of the corporation is G. James Benoit, whose mailing address is 12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.01    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.02    Class; and Term of Directors.

(a)    Classes of Directors. The board of directors shall be and is divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(b)    Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for an initial term expiring at the corporation's first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring at the corporation's second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the corporation's third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director's earlier death, resignation or removal.

(c)    Director Names and Designations. The powers of the incorporator are to terminate upon the filing of this certificate of incorporation with the Secretary of State of the State of Delaware. The name, mailing address and classification designation of each person who is to serve as an initial director of the corporation until the first annual meeting of stockholders of the corporation and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal, are as follows:

Name	Address	Class
G. James Benoit, Jr.	12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033	III
Paul B. Becker	12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033	III
James C. DiPaula, Jr.	12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033	III
Jack L. Johnson, Jr.	12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033	II
Mark T. Krial	12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033	I
William H. Pickle	12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033	II
Donald J. Tringali	12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033	II
Bonnie K. Wachtel	12015 Lee Jackson Memorial Highway, Suite 210, Fairfax, Virginia 22033	I

ARTICLE VII
LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.01    Limitation of Liability. To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

Section 7.02    Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a directoror officer at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VIII
BY-LAWS

Section 8.01    Board of Directors. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.

Section 8.02    Stockholders. The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of more than fifty (50)% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of more than fifty (50) % of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article VIII.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is its act and deed on this the 14th day of December 2021.

By: /s/ G. James Benoit

Incorporator

EXHIBIT 3.1

Delaware

The First State

Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "WAVEDANCER, INC." FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF DECEMBER, A.D. 2021, AT 7:36 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6472250 8100F
SR# 20214093574

Authentication: 204985284
Date: 12-15-21

You may verify this certificate online at corp.delaware.gov/authver.shtml